Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the post-effective amendment No.1 to the Registration Statement on Form F-3 of INLIF Limited (the “Company”) of our report dated March 6, 2026, relating to the consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2025 and 2024 and the related notes, included in its Annual Report on Form 20-F for the year ended December 31, 2025 and 2024, filed with the U.S. Securities and Exchange Commission on March 6, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Enrome LLP

Singapore

November 12, 2026

Enrome LLP	77 Robinson Road, #08-02	admin@enrome-group.com
	Robinson 77, Singapore	www.enrome-group.com